Exhibit 10.19

March 1, 2014

Raaj Trivedi

34 Jasper

Irvine, CA 92618

Dear Raaj:

On behalf of Biocept, Inc. (the “Company”), I am pleased to confirm this agreement under which you are to be employed full time as the Vice President Commercial Operations of the Company.  We look forward to your future success in this position.

The terms of your employment with the Company as Vice President Commercial Operations, as set forth below, are contingent upon and effective upon your execution and delivery of this letter agreement and final approval from the Board of Directors of the Company (the “Board”):

1.	Position.

(a)  You will serve as the Vice President Commercial Operations of the Company.  You will report to the Company’s President and Chief Executive Officer.  Unless and until otherwise instructed by Company’s Chief Executive Officer, President or Board, your principal workplace shall be at your residence.

(b)  You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms hereof.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, except as set forth below, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this Section 1 will prevent you from accepting (i) service on boards of charitable organizations, or (ii) ownership of no more than 1% of the outstanding equity securities of a publicly traded company.

(c)  In general, you will have the responsibilities and duties associated with and over the areas which are typically associated with the office of Vice President Commercial Operations of a corporation and other responsibilities as may be assigned by the Company’s Chief Executive Officer, President or Board from time to time.  In addition, you shall be subject to and comply with the policies and procedures applicable to Company employees generally and also to those applicable to senior executives generally.

(d)  The term of this letter agreement will commence on your employment start date, which we mutually anticipate will be March 24, 2014 (the actual start date, the “Start Date”).

2.Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

3.Compensation.  You will be paid a salary of $225,000 on an annualized basis (the “Base Salary”).  Your salary will be payable pursuant to the Company’s regular payroll policy.  The Base Salary will be reviewed annually as part of the Company’s normal salary review process.  Your salary and any and all bonuses will be subject to standard withholding pursuant to the Company’s regular payroll policy.

You will be eligible for annual performance-based cash bonuses as may be awarded by the Board or its Compensation Committee based upon your performance and the achievement of objectives established by the Board or its Compensation Committee, with a target bonus of 20%-40% of your Base Salary.

You will be entitled to reimbursement of documented reasonable business expenses incurred by you in the discharge of your duties hereunder, in accordance with the policies and procedures of the Company provided to senior executives of the Company.  In addition, the Company will reimburse you for any dues or fees you incur in connection with membership in professional associations.

4.Stock Options.  The Company shall recommend that the Compensation Committee of the Board grant you, on your Start Date, stock options under the Company’s 2013 Equity Incentive Plan to purchase a total of 43,000 shares of the Company’s common stock (“Option Shares”), with the scheduled expiration date of the stock options to be the 10th anniversary of your Start Date, vesting 25% on the first anniversary of your Start Date and the remaining 75% in 36 equal monthly installments from the first anniversary of your Start Date.  In each case vesting would depend on your being in the service of the Company on the vesting date; provided, that if after the first anniversary of your Start Date your employment be terminated by the Company without Cause or you resign for Good Reason, an additional 12 monthly tranches of the aforementioned Option Shares would immediately vest, and if before the first anniversary of your Start Date your employment be terminated by the Company without Cause or you resign for Good Reason, a number of tranches of the aforementioned Option Shares each equal to 1/48th of the total number of Option Shares equal to the sum of 12 plus the number of full months of service from your Start Date would immediately vest; and if the Company or substantially all of its assets is acquired during your continuous service with the Company then all of the aforementioned Option Shares would immediately vest.  Notwithstanding the foregoing, none of such accelerations shall be applicable unless within 30 days after such termination without Cause or resignation with Good Reason, or upon the date of such acquisition, you execute and deliver a customary and satisfactory general release of all claims (with a nondisparagement provision) in favor of the Company and its related persons (and the revocation period and other conditions applicable to the validity of such release shall have expired and have been fully satisfied). The Option Shares would be subject to the terms of the Company’s 2013 Equity Incentive Plan and the standard-form Notice of Stock Option Grant/Stock Option Agreement between you and the Company.

You will be eligible to earn additional performance-based stock option grants based on goals and objectives as established and approved by the Board or its Compensation Committee with the concurrence of the Chief Executive Officer.

5.Benefits.

(a)    Insurance Benefits.  You and your eligible dependents shall be entitled to participate in any standard benefit plans for senior management and employees of the Company which are in place from time to time, subject to any eligibility requirements imposed by such plans.

(b)    Vacation; PTO. You will be entitled to 15 days per year of paid time off (plus Company observed holidays) according to the Company’s standard policies, subject to any and all accrual caps imposed by such policies (as they may be revised from time to time).

6.Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a form of which is enclosed for your review and execution (the “Confidentiality Agreement”), before or on your Start Date.

7.At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability (except as may be expressly set forth in Sections 4 and 8 of this letter agreement).

8.Separation.  In the event of any cessation of your employment, the Company shall pay you (i) any salary earned and accrued but unpaid before termination and (in cash) all accrued but unused paid time off not barred by the accrual cap, and (ii) any documented business expenses incurred in accordance with the Company’s policies but not reimbursed as of the date of termination, and (iii) your entitlement, if any, under the following paragraph of this Section 8.

You shall not be entitled to any severance or separation benefits except under the following circumstances:  (a) In the event that you are terminated without Cause (as defined below) or you resign with Good Reason (as defined below), then if and only if within 30 days after such termination without Cause or resignation with Good Reason you execute and deliver a customary and satisfactory general release of all claims (with a nondisparagement provision) in favor of the Company and its related persons (and the revocation period and other conditions applicable to the validity of such release shall have expired and have been fully satisfied), you shall be entitled to receive the following severance benefits (and no other, except as may be required by applicable law): (i) continuation of your Base Salary in effect immediately before the termination date, paid on the same basis and at the same times as previously paid, for six months from the termination date; and (ii) should you timely elect to continue coverage pursuant to COBRA, payment of your COBRA premiums for you and your eligible dependents for six months from the termination date (but subject to the Company’s right to discontinue or change any of its COBRA-eligible plans generally or to change providers, if done so for all Company employees).  With regard to the separation payment, you shall have no duty to mitigate as a condition of receipt, nor shall the separation payment be subject to set off for any other income received.

a.As used herein, “Cause” means (i) your conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other misdemeanor involving fraud, dishonesty or willful misconduct; (ii) your failure and refusal to follow the lawful and proper directives of the Board; (iii) your knowing and willful breach of a material provision of this letter agreement or the Confidentiality Agreement; (iv) your engaging in actions that would be likely to or are intended to materially discredit or cause substantial damage to the Company or its reputation; (v) your knowing and willful material breach of your duty of care (except in good faith) or your duties of trust or loyalty; (vi) your willful falsification of records or reports; (vii) your violation of Company policy that would be likely to or is intended to have a material adverse impact on the Company; or (viii) your chronic absence from work for reasons other than illness, provided, however, that for purposes of (ii), (iii), (iv), (v), (vi), (vii) or (viii), the Company will provide to you a written notice from the Board which describes in detail the basis for the Board’s belief that you have not substantially satisfied your obligations to the Company and a reasonable opportunity to cure any such alleged deficiencies within 30 days if such deficiency can be cured.

b.As used herein, “Good Reason” means the occurrence of any of the following circumstances, without your express consent: (i) a material reduction of your title, duties, responsibilities or authority;  (ii) a reduction in your salary or benefits (other than a reduction that generally applies to the officers at your level in the Company or, as applicable, the surviving corporation at that time); (iii) any material breach of this letter agreement by the Company which is not cured within 30 days after written notice by you; or (iv) the Company or substantially all of its assets is acquired.

You shall provide the Company with notice in writing within 30 days of the occurrence of any of the foregoing grounds setting forth in detail those grounds upon which your notice is based.   In no event shall a resignation be considered to be with Good Reason unless the resignation occurs after, but within 40 days after, the first date on which a resignation associated with such instance of asserted Good Reason would have in fact qualified as a resignation with Good Reason.

With regard to Section 409A of the Internal Revenue Code:

(i)General.  It is the intention of both the Company and you that the benefits and rights to which you could be entitled pursuant to this letter agreement comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this letter agreement shall be construed in a manner consistent with that intention.  If you or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company).

(ii)Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this letter agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.

(iii)6 Month Delay for Specified Employees if the Company is a Public Company at Separation from Service.  The following shall only apply to the extent that the shares of stock of the Company (or any of its affiliates) are registered on an established securities market at the time you incur a separation from service:

(x)    if (and only to the extent) any amounts payable to you on account of separation from service are considered deferred compensation under Section 409A and/or not within any specified exception from Section 409A, and you are a “specified employee” at the time of separation from service, then no payment or benefit shall be made before the date that is six months after your separation from service (or death, if earlier).  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule; and

(y)    for purposes of this provision, you shall be considered to be a “specified employee” if, at the time of your separation from service, you are a “key employee” within the meaning of Section 416(i) of the Internal Revenue Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Internal Revenue Code).

(iv)No Acceleration of Payments.  Neither the Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this letter agreement, and no amount that is subject to Section 409A shall be paid before the earliest date on which it may be paid without violating Section 409A.

(v)Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this letter agreement, each separately identified amount you are entitled under this letter agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

(vi)Taxable Reimbursements and In-Kind Benefits.

(x)    Any reimbursements by the Company to you of any eligible expenses pursuant to this letter agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made no later than the last day of your  taxable year following the year in which the expense was incurred.

(y)    The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you under this letter agreement, during any taxable year of yours shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of yours.

(z)    The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

9.No Conflicting Obligations. You understand and agree that by accepting this employment agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and which you have not disclosed in writing to the Company before signing this letter agreement, and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10.Insurance and Indemnification.  The Company shall maintain, and you shall be covered by, a directors’ and officers’ liability insurance policy.  You and the Company shall enter into an Indemnification Agreement on the Company’s standard form of Indemnification Agreement for officers (the “Indemnification Agreement”).

11.Arbitration.  You and the Company agree to arbitrate before a neutral arbitrator (at JAMS, unless the parties otherwise agree) any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision.  The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards.  The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court.  The arbitration will be conducted in accordance with JAMS’ employment disputes arbitration rules.  The arbitration will take place in San Diego, California and be governed by California procedural law.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of any administrative fee of the tribunal, the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court.  Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims, (b) stock appraisal rights under the Delaware General Corporation Law, (c) any other claims that an employer cannot, in accordance with applicable state law, require (either pursuant to an arbitration agreement or otherwise) an employee to arbitrate, or (d) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Confidentiality Agreement).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral will modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

12.Entire Agreement.  This letter, together with the Confidentiality Agreement and the Indemnification Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior and contemporaneous agreements and discussions between us.  This letter may not be modified or amended or waived except by a written agreement, signed by an officer of the Company.  This letter will be governed by the laws of the State of California without regard to its conflict of laws provisions.  Except for provisions which are plainly intended not to survive any termination of your employment, the provisions of this letter agreement shall survive any termination of your employment by the Company or by you.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

BIOCEPT, INC.

By:	/s/ Michael W. Nall
Title:	Chief Executive Officer and President
ACCEPTED AND AGREED:

RAAJ TRIVEDI

/s/ Raaj Trivedi
Signature

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment A

Confidential Information and Invention Assignment Agreement

BIOCEPT, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by Biocept, Inc. (including any of its subsidiaries) (together, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.Confidential Information.

(a)    Company Information.  I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create.  I further agree not to make copies of such Confidential Information except as authorized by the Company.  I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, and customer information (including, but not limited to, any information about customers of the Company on whom I called or with whom I became acquainted during the Relationship that would not otherwise be publicly available), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours.  I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  I further understand that Confidential Information does not include any of the foregoing items (i) of which I had knowledge before my employment with the Company, or (ii) which has become publicly and widely known and made generally available through no wrongful act of mine.

(b)    Prior Obligations.  I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or after the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party.  I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.  I acknowledge and agree that I have listed on Exhibit A hereto all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

(c)    Third Party Information.  I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.Inventions.

(a)    Inventions Retained and Licensed.  I have attached hereto, in Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me before the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If, in the course of the Relationship, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)    Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Relationship, which relate to the messaging/notification business (collectively referred to as “Inventions”), except as provided in Section 2(e) below.  I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of California.

(c)    Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format.  The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.  I agree to return all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 3.

(d)    Patent and Copyright Rights.  I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.  If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company  and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e)    Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any concepts or ideas developed before my employment by the Company, or to any Invention which qualifies fully under the provisions of any applicable California law (including without limitation California Labor Code Section 2870) limiting an employer’s right to require that Inventions created in certain circumstances be assigned to the employer.  I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

3.Company Property; Returning Company Documents.  I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

4.Notification to Other Parties.

(a)    Employees.  In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)    Consultants.  I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

5.Solicitation of Employees, Consultants and Other Parties.  I agree that, during the Relationship and for a period of 12 months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly: (i) solicit, induce, recruit or encourage any of the Company’s current (as of the time of any such solicitation, inducement, recruitment, or encouragement) employees or consultants to terminate their relationship with the Company, or (ii) attempt to solicit, induce, recruit, encourage or take away current (as of the time of any such solicitation, inducement, recruitment, encouragement or taking away) employees or consultants of the Company, either for myself or for any other person or entity, except that it shall not be a violation of this provision to place an advertisement in any newspaper or trade publication, or to make any other non-individually targeted solicitations.  Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

6.Representations and Covenants.

(a)    Facilitation of Agreement.  I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)    Conflicts.  I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust before commencement of my Relationship with the Company.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)    Voluntary Execution.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

7.General Provisions.

(a)    Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b)    Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)    Severability.  This Agreement is severable. If one or more of the provisions in this Agreement are held to be to any extent void or unenforceable, then it shall be enforced to the maximum extent possible (if any) and in all events the remaining provisions will continue in full force and effect.

(d)    Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)    Survival.  The provisions of this Agreement shall survive the termination of the Relationship.

(f)    Remedies.  I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)    ADVICE OF COUNSEL.  I ACKNOWLEDGE THAT, IN SIGNING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF WHO DRAFTED OR PREPARED IT.

[Signature Page Follows]

The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

BIOCEPT, INC.		RAAJ TRIVEDI, an Individual:

By:	/s/ Michael W. Nall
Name:	Michael W. Nall	/s/ Raaj Trivedi
Title:	Chief Executive Officer and President	Signature
Date:	3/4/14	Date:	March 4th, 2014
Address:		Address:	34 Jasper
Irvine, CA 92618

EXHIBIT A

LIST OF RESTRICTIVE AGREEMENTS UNDER SECTION 1(b); LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 5

Title of Agreement	Date	Nature of Restriction

Title of Invention, etc.	Date	Identifying Number or Brief Description

___ No restrictive agreements, and no inventions or improvements

___ Additional Sheets Attached

Signature of Employee:
Print Name of Employee:	Raaj Trivedi
Date:

" = "1" "" ""

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Biocept, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for 12 months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity, except that it shall not be a violation of this provision to place an advertisement in any newspaper or trade publication or to make any other non-individually targeted solicitations.  Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

RAAJ TRIVEDI